Exhibit 4.3

Description of THE REGISTRANT’S Securities
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Sanchez Midstream Partners LP (the “Partnership,” “we” or “us”) had a single class of security registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common units representing limited partner interests in the Partnership (“common units”). We also had a  single Warrant Exercisable for Junior Securities (the “2019 Warrant”) issued and outstanding, which is exercisable for Junior Securities, including common units.

The following description is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to (i) the Third Amended and Restated Agreement of Limited Partnership of the Partnership  (our “partnership agreement”), which is incorporated by reference as Exhibit 3.4 to the Annual Report on Form 10-K, of which this Exhibit 4.3 is a part, and (ii) the 2019 Warrant, which is incorporated by reference as Exhibit 10.27 to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part.  Please read and refer to the partnership agreement, the applicable provisions of the Delaware Act and the 2019 Warrant, for additional information.  References to our “general partner,” refer to Sanchez Midstream Partners GP, LLC. Capitalized terms used but not defined herein have the meanings ascribed to them in the partnership agreement.

DESCRIPTION OF THE COMMON UNITS

The Common Units

The common units represent limited partner interests in us that entitle the holders thereof to the rights and privileges specified to limited partners set forth in our partnership agreement, including the right to participate in Partnership distributions.

Listing of Common Units

Our common units are traded on the NYSE American under the trading symbol “SNMP”.

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as the registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•	special charges for services requested by a holder of a common unit; and
•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their respective stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for their activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or a successor has not accepted its appointment, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Common units are “securities” as defined in the Securities Act, and are transferable according to the laws governing transfers of securities. In addition to the other rights acquired upon transfer, the transferee of the common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;
•	automatically becomes bound by the terms and conditions of our partnership agreement; and
•	makes the consents, acknowledgement and waivers contained in our partnership agreement, all with or without the execution of the partnership agreement by such transferee.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Number of Common Units

As of December 31, 2019, we had 20,087,462 common units issued and outstanding; 10,910,828 common units were held by the public; and 9,176,634 common units were held by affiliates of our general partner.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Cash Distribution Policy

Distributions of Available Cash

Our partnership agreement requires that, on or about the last day of each of February, May, August and November, we distribute all of our available cash to unitholders of record on the applicable record date. Available cash generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:
o	provide for the proper conduct of our business (including cash reserves for our future capital expenditures and anticipated future debt service requirements) subsequent to that quarter;
o	comply with applicable law, any of our debt instruments or other agreements; or

o

provide funds for distributions to our unitholders for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the cash portion of any distributions on our Class C Preferred Units or minimum quarterly distribution on our common units with respect to such quarter);

•

plus, if our general partner so determines, all or any portion of additional cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to unitholders, and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Class C Preferred Units

Under the terms of our partnership agreement, commencing with the quarter ended on June 30, 2019, the Class C Preferred Units receive a quarterly distribution of, at the election of the Board of Directors, (i) with respect to any distribution made with respect to the quarter ended June 30, 2019, 10.0% per annum if paid in full in cash or 12.0% per annum if paid in paid-in-kind units; (ii) with respect to any distribution made with respect to any quarter beginning with and after the quarter ending September 30, 2019, through and including the quarter ending December 31, 2021, 12.5% per annum, regardless of whether paid in cash, paid-in-kind units or a combination thereof; and (iii) with respect to any distribution made with respect to any quarter beginning on or after January 1, 2022, 14.0% per annum, regardless of whether paid in cash, paid-in-kind units or a combination thereof.

Additionally, under the terms of our partnership agreement, until the first quarter in which no Class C Preferred Units remain outstanding, we are not permitted to, and are prohibited from declaring or making, any distributions, redemptions or repurchases in respect of any Junior Securities, including common units, or any Parity Securities.

General Partner Interest and Incentive Distribution Rights

Our general partner currently owns a non-economic general partner interest in us which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

SP Holdings, LLC (“SP Holdings”), the sole member of our general partner, holds all of our incentive distribution rights, which entitles it to receive increasing percentages, up to a maximum of 35.5%, of the available cash we distribute from operating surplus (as defined in our partnership agreement)  after we have achieved the minimum quarterly distribution and the target distribution levels.

Percentage Allocation of Distributions from Operating Surplus

The following table illustrates the percentage allocation of distributions from operating surplus among our unitholders and SP Holdings (as the holder of our incentive distribution rights) at various distribution levels (1) pursuant to the distribution provisions of our partnership agreement, as well as (2) following a hypothetical reset of the target distribution levels based on the assumption that the quarterly distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $0.875.

Under our partnership agreement, our general partner has considerable discretion to determine the amount of available cash (as defined therein) for distribution each quarter to our unitholders, including discretion to establish cash reserves that would limit the amount of available cash eligible for distribution to our unitholders for any quarter. We do not guarantee that we will pay the target amount of the minimum quarterly distribution listed below (or any distributions at all) on our units in any quarter. The percentage interest set forth below for SP Holdings (1) assume that SP Holdings has not transferred its incentive distribution rights and (2) assume that we do not issue additional classes of equity securities. Additionally, as disclosed above under “—Class C Preferred Units” we are prohibited from making distributions to our common unitholders until the first quarter during which no Class C Preferred Units remain outstanding.

	Total Quarterly Distribution per Common Unit	Common Unitholders	SP Holdings
Minimum Quarterly Distribution	up to $0.50	100.0%	0.0%
First Target Distribution	above $0.50 up to $0.575	100.0%	0.0%
Second Target Distribution	above $0.575 up to $0.625	87.0%	13.0%
Third Target Distribution	above $0.625 up to $0.875	77.0%	23.0%
Thereafter	above $0.875	64.5%	35.5%

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of SP Holdings.

Adjustments to Capital Accounts

We will make adjustments to capital accounts upon the issuance of additional units. In doing so, we generally will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain or loss upon liquidation.

DESCRIPTION OF OUR partnership agreement

The following is a summary of the material provisions of our partnership agreement. Please refer to our partnership agreement for additional information, which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. We summarize the following provisions of our partnership agreement elsewhere herein:

•

information relating to the rights and preferences of holders of common units in and to Partnership cash distributions is summarized under “Provisions of Our Partnership Agreement Relating to Cash Distributions” above; and

•	information relating to the transfer of common units is summarized under “Description of the Common Units—Transfer of Common Units” above.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units. Holders of Class C Preferred Units have voting rights identical to the voting rights of the common unitholders and vote together with the common units as a single class, such that the Class C Preferred Units (including, for the avoidance of doubt, the Class C Preferred PIK Units) will be entitled to one vote per Class C Preferred Unit,  except that the Class C Preferred Units are entitled to vote as a separate class on any matter on which unitholders are entitled to vote that adversely affects the rights or preferences of the Class C Preferred Units in relation to other classes of partnership interests.

In voting their common units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.
Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of Our Partnership Agreement.” In addition, amendments to the partnership agreement pertaining to the Class C Preferred Units requires the consent of each holder of a Class C Preferred Unit, to the extent such amendment would adversely affect such holder.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances.
Dissolution of our partnership	Unit majority.
Continuation of our business upon dissolution	Unit majority.
Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units and Class C Preferred Units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2024 in a manner that would cause a dissolution of our partnership.

Removal of our general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates.
Transfer of our general partner interest	No approval right.
Transfer of incentive distribution rights	No approval right.
Transfer of ownership interests in our general partner	No approval right.

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Sanchez Midstream Partners GP LLC as our general partner or otherwise change our management. Please read “—Change of Management Provisions” and “—Meetings; Voting.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•

arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•	brought in a derivative manner on our behalf;
•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;
•	asserting a claim arising pursuant to any provision of the Delaware Act; or
•	asserting a claim governed by the internal affairs doctrine,

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. In addition, each party to such claims, suits, actions or proceedings irrevocably waives the right to trial by jury.

Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law for the specific types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar forum selection provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with one or more actions described above, a court could find that the forum selection provision contained in our partnership agreement is inapplicable or unenforceable in such action or actions, including with respect to claims arising under the federal securities laws. Limited partners will not be deemed, by operation of the forum selection provision alone, to have waived claims arising under the federal securities laws and the rules and regulations thereunder.

The forum selection provision is intended to apply “to the fullest extent permitted by applicable law” to the above-specified types of actions and proceedings, including, to the extent permitted by the federal securities laws, to lawsuits asserting both the above-specified claims and federal securities claims. However, application of the forum selection provision may in some instances be limited by applicable law. Section 27 of the Exchange Act provides: “The district courts of the United States ... shall have exclusive jurisdiction of violations of the Exchange Act or the rules and regulations thereunder, and of all suits in equity and actions at law brought to enforce any liability or duty created by the Exchange Act or the rules and regulations thereunder.” As a result, the forum selection provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. However, Section 22 of the Securities Act provides for concurrent federal and state court jurisdiction over actions under the Securities Act and the rules and regulations thereunder, subject to a limited exception for certain “covered class actions” as defined in Section 16 of the Securities Act and interpreted by the courts. Accordingly, we believe that the forum selection provision would apply to actions arising under the Securities Act or the rules and regulations thereunder, except to the extent a particular action fell within the exception for covered class actions.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that such limited partner otherwise acts in conformity with the provisions of our partnership agreement,  that such limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that such limited partner is obligated to contribute to us for that such limited partner’s common units plus that such limited partner’s share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace our general partner;
•	to approve some amendments to our partnership agreement; or
•	to take other action under our partnership agreement

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiary or any subsidiaries we may have in the future, or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests; Preemptive Rights

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our current or future subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

The holders of our common units do not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority. In addition, amendments to our partnership agreement pertaining to the Class C Preferred Units requires the consent of holders of a majority of the outstanding Class C Preferred Units, voting separately as a class with one vote per Class C Preferred Unit, to the extent such amendment would adversely affect the Class C Preferred Units.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or
•

enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provisions of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 75% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or our registered office;
•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed);

•	a change in our fiscal year or taxable year and related changes;
•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;
•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;
•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance in certain circumstances; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•	do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;
•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement;
•	are necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities; or
•	are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. Any amendment relating to special unitholder meetings, notices of unitholder meetings, quorum and voting requirements, actions without a meeting and the amendment provisions in our partnership agreement require approval of 75% of our outstanding units. No amendments to our partnership agreement, other than those the general partner can adopt without unitholder approval or in connection with a merger or consolidation, will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership securities to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction. If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement and the Delaware Act. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;
•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;
•	the entry of a decree of judicial dissolution of our partnership;
•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor; or

•	any other dissolution event as required by applicable Delaware law.

Upon a dissolution under the penultimate clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability under Delaware law of any limited partner; and
•

neither we nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2024 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may appoint a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of a unit majority. Notwithstanding that Stonepeak, as the holder of all of our Class C Preferred Units held approximately 63.1% of our outstanding units as of December 31, 2019, it has agreed that until the earlier of the occurrence of a material breach of the partnership agreement by us or our general partner, and the date on which all of the Class C Preferred Units have been redeemed, without the prior written consent of the Board of Directors, it will not vote in favor of removing our general partner.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value; if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, then the departing general partner’s general partner interest and all of its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due to the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owners of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third-party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

By transfer of incentive distribution rights in accordance with our partnership agreement, each transferee of incentive distribution rights will be admitted as a limited partner with respect to the incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;
•	automatically becomes bound by the terms and conditions of our partnership agreement; and
•	gives the consents, waivers and approvals contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred incentive distribution rights.

Until an incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Sanchez Midstream Partners GP LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its controlled affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign and transfer in whole or in part to any of its affiliates or beneficial owners or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices of the partnership securities of such class over the 20 consecutive trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Possible Redemption of Ineligible Holders

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend the agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners, has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or appropriate to:

•	obtain proof of the U.S. federal income tax status of our limited partners (and their owners, to the extent relevant); and
•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of the federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines that we are subject to U.S. federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (and their beneficial owners, to the extent relevant); and
•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on an applicable record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding (other than any class of the Class C Preferred Units), that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. This loss of voting rights does not apply (i) to any person or group that acquires the units directly from our general partner or its affiliates, (ii) to any transferees of that person or group approved by our general partner, (iii) to any person or group who acquires the units with the specific prior approval of our general partner, (iv)  Stonepeak with respect to its ownership (beneficial or recorded) of the Class C Preferred Units or (v)  the holder of the 2019 Warrant with respect to the Junior Securities issued or issuable upon exercise of the 2019 Warrant. In addition, if any person or group beneficially owns 20% or more of any class of units solely as a result of actions taken by us, then the 20% threshold is increased, with respect to such person, to a percentage equal to such person’s new beneficial ownership after the taking of such action plus the difference between 20% and such person’s beneficial ownership prior to such action. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the common units as a single class, and such incentive distribution rights shall be treated in all respects as common units when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the common units will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units and the Class C Preferred Units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;
•	any departing general partner;
•	any person who is or was an affiliate of our general partner or any departing general partner;
•

any person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•

any person who is or was serving at the request of a general partner, any departing general partner or any of their respective affiliates as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•	any person who controls our general partner or any departing general partner; and
•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses they incur or payments they make on our behalf and all other expenses allocable to us or otherwise incurred by our general partner and its affiliates in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses may include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

We will furnish each record holder with information reasonably required for U.S. federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his U.S. federal and state tax liability and in filing his U.S. federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;
•

information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;
•

information regarding the status of our business and financial condition (provided that obligation shall be satisfied to the extent the limited partner is furnished our most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC pursuant to Section 13(a) of the Exchange Act); and

•	any other information regarding our affairs that our general partner determines is just and reasonable.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

On November 22, 2016, we entered into a registration rights agreement with SN UR Holdings, LLC, and agreed to register the common units issued to such person on such date in connection with a private placement of our common units.

On August 2, 2019, we entered into an amended and restated registration rights agreement with Stonepeak and agreed to register the common units issuable to Stonepeak upon exercise of the 2019 Warrant.

DESCRIPTION OF 2019 WARRANT

On August 2, 2019, we issued the 2019 Warrant to Stonepeak. The 2019 Warrant entitles the holder to receive a number of each class of Junior Securities representing ten percent (10%) of the Junior Securities Deemed Outstanding (as defined in the 2019 Warrant) of such class as of the date the 2019 Warrant is exercised.

The 2019 Warrant is exercisable until the later of August 2, 2026 or the thirtieth  (30th) calendar day following the date on which all of the Class C Preferred Units are redeemed by us. There is no exercise price payable in connection with the exercise of the 2019 Warrant. As a result of the 2019 Warrant having no exercise price, the 2019 Warrant does not contain any provisions for changes to or adjustments in the exercise price.

In the event of any (i) capital reorganization of the Partnership, (ii) reclassification of Partnership interests (other than a change as a result of a unit dividend or subdivision, split-up or combination of units), (iii) consolidation or merger of the Partnership with or into another Person, (iv) sale of all or substantially all of the Partnership’s assets to another Person or (v) other similar transaction, in each case which entitles the holders of Junior Securities other than Excluded Junior Securities (as defined in the 2019 Warrant) to receive (either directly or upon subsequent liquidation) units, securities or assets with respect to or in exchange for such class of Junior Securities (each such transaction, an “Adjustment Transaction”), the 2019 Warrant shall, immediately after such Adjustment Transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Units (as defined in the 2019 Warrant) then exercisable under the 2019 Warrant, be exercisable for the kind and number of units or other securities or assets of the Partnership or of the successor Person resulting from such transaction to which the holder would have been entitled upon such Adjustment Transaction if the Holder had exercised the 2019 Warrant in full immediately prior to the time of such Adjustment Transaction and acquired the applicable number of Warrant Units then issuable hereunder as a result of such exercise.